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                             CORE TECHNOLOGIES, INC.


                    Core Technologies to Focus on Airo Clean


Exton, Pennsylvania, June 8, 1998 - Core Technologies announced today it has completed the sale of its Maris Equipment subsidiary to The Security Technologies Group (STG) of Plantation, Florida.

George E. Mitchell, CEO of Core Technologies, stated that the Company would now focus its effort on growing the clean room and healthcare business of Airo Clean. "For the last few years, our business and financial resources have, by necessity, been directed toward stabilizing Maris", Mitchell stated. "We now plan to step up the activity on expanding distribution, developing new strategic partnerships and pursuing some new markets for Airo Clean products," he continued.

Founded in 1984, Core Technologies is based in Exton, Pennsylvania. The Company's common stock is quoted on the NASDAQ Electronic Bulletin Board under the symbol "CCOR".


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                                  PRESS RELEASE
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Corporate Headquarters - 110 Summit Drive, Exton, PA 19341-2838 - 610-524-7000.
Further Information Contact: Frederick B. Franks, III, VP Finance & Treasurer. Home Page http://www.cortek.com